Exhibit 99.1


                  HALIFAX ANNOUNCES $29 MILLION AWARD
                            WITH U.S. ARMY


ALEXANDRIA, VA - September 7, 2004 - Halifax Corporation (AMEX: HX) today announced the award of a Blanket Purchase Agreement (BPA) against the Federal Supply Schedule for Infrastructure Support Services with the U.S. Army. The estimated value is $29 million over a five-year term.

Under the BPA, Halifax will provide engineering support, installation and activation services of communications and electronic systems, training support and provisioning of equipment. Halifax has provided support services to the U.S. Army since 1983, primarily through cleared personnel.

Charles McNew, president and chief executive officer, stated, "We are delighted to continue our long-standing relationship with the U.S. Army. Our Secure Network Services team has done a fine job in delivering creative and cost-effective solutions in a time-sensitive fashion, and we look forward to continuing our relationship with this important customer."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.